Exhibit 99.1

For More Information, Contact:

Investor Relations

Varian, Inc.

650.424.5471

ir@varianinc.com

VARIAN, INC. BOARD OF DIRECTORS MAKES OFFICER CHANGES

PALO ALTO, Calif. – Varian, Inc. (NasdaqGS: VARI) today announced that its Board of Directors has promoted Sean M. Wirtjes, Vice President and Controller, to a new position, Vice President, Finance and Treasurer, effective September 15, 2008. Wirtjes assumes the Treasurer position from G. Edward McClammy, who continues as the Company’s Senior Vice President and Chief Financial Officer.

The Board of Directors appointed Robert W. Dean II to replace Wirtjes as the Company’s Controller (which is the Company’s principal accounting officer), also effective September 15, 2008. Dean joins the Company from Applied Materials, Inc., where he held various accounting and finance positions over 17 years, most recently as Director of Finance responsible for their revenue recognition and operations finance Centers of Excellence. Prior to joining Applied Materials, he was a senior auditor at PricewaterhouseCoopers LLP. Dean is a Certified Public Accountant, and earned a Masters in Business Administration from Santa Clara University and a Bachelor of Science in Accounting from San Jose State University.

Both Wirtjes and Dean will report to McClammy, the Company’s Chief Financial Officer.

The Company also announced that the Board of Directors has promoted Michael Fitzgerald to corporate Vice President, Human Resources. Fitzgerald was previously Vice President, Human Resources for the Company’s Scientific Instruments business. In this new position, Fitzgerald will report to Garry W. Rogerson, the Company’s President and Chief Executive Officer.

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Varian, Inc. is a leading worldwide supplier of scientific instruments and vacuum technologies for life science and industrial applications. The company provides complete solutions, including instruments, vacuum products, laboratory consumable supplies, software, training and support through its global distribution and support systems. Varian, Inc. employs approximately 4,000 people worldwide and operates manufacturing facilities in North America, Europe and Asia Pacific. Varian, Inc. had fiscal year 2007 sales of $921 million, and its common stock is traded on the NASDAQ Global Select Market under the symbol, “VARI.” Further information is available on the company’s Web site: http://www.varianinc.com.